Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that Amendment No.1 to the Statement on Schedule 13G dated September 5, 2023 with respect to the Common Stock, par value $0.01 per share, of Orgenesis Inc., a Nevada corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: September 6, 2023

New Dimensions Trading Ltd.

By:	/s/ Chana Edelstein
	Name:	Chana Edelstein
	Title:	Director

/s/ Jacob Safier
Jacob Safier